                                                                    Exhibit 99.1

                                  [SIRIUS LOGO]

            SIRIUS MORE THAN DOUBLES SUBCRIBERS IN FIRST QUARTER 2003

     o    SUBSCRIBERS UP 127% OVER LAST YEAR

     o    BRAND AWARENESS DOUBLES SINCE BEGINNING OF YEAR

     o    "PREFERRED PLAN" OF $6.99 FOR ADDITIONAL SUBSCRIPTIONS OFFERED

     o    "LIFETIME OF MUSIC & MORE PLAN" INTRODUCED AT $399.99

     o FINANCIAL RECAPITALIZATION CLOSED RESULTING IN IMPROVED BALANCE SHEET AND LIQUIDITY

     o    COMPANY RELEASES FIRST QUARTER 2003 FINANCIAL RESULTS

NEW YORK, NY -- May 14, 2003 -- SIRIUS (NASDAQ: SIRI), the premier satellite radio broadcaster and only service delivering uncompromised coast-to-coast music and entertainment for your car and home, today announced that it more than doubled its subscribers in the first quarter of this year to approximately 68,000, meeting an important target for the second company to offer nationwide satellite radio service. The substantial growth in subscribers represents a 127 percent increase over its end-of-year 2002 figure.

"These excellent subscriber results indicate that we are beginning to see some traction in the marketplace," said Joseph P. Clayton, President and CEO of SIRIUS Satellite Radio. "With the introduction of our transportable `Plug & Play' products from Kenwood and Audiovox hitting retail shelves this summer, we fully expect to exceed 100,000 subscribers this quarter, and reach our goal of over 300,000 subscribers by the end of the year."

SIRIUS also indicated that its brand awareness more than doubled since the beginning of the company's first brand advertising campaign in February of this year. These results were based on a category brand monitoring study conducted by Diagnostic Research and commissioned by SIRIUS.

With more subscribers signing up every day, SIRIUS is introducing a "Preferred Plan" for multiple subscriptions and a "Lifetime of Music & More Plan." On the "Preferred Plan," once a subscriber pays the initial subscription rate of $12.95, an additional subscription for that subscriber will cost only $6.99. On the "Lifetime of Music & More Plan," SIRIUS will charge a one-time fee of $399.99 that will cover the life of the satellite radio unit purchased.

SIRIUS also announced its financial results for the quarter ended March 31, 2003. SIRIUS launched its service nationwide on July 1, 2002, and had 68,059 subscribers on March 31,

2003. In addition, on March 7, 2003, SIRIUS closed a $1.2 billion recapitalization, which eliminated approximately 91% of the company's debt and 100% of its convertible preferred stock, and raised $200 million of new equity. SIRIUS currently has funds to cover estimated funding needs into the second quarter of 2004.

FIRST QUARTER 2003 VERSUS FIRST QUARTER 2002

For the first quarter of 2003 SIRIUS recognized total revenue of $1.6 million, compared to $33 thousand for the first quarter of 2002. SIRIUS reported a loss from operations of $(99.1) million for the first quarter of 2003, compared to a loss from operations of $(50.8) million for the first quarter of 2002. Adjusted EBITDA loss for the first quarter of 2003 was $(75.0) million, compared with $(36.2) million in the first quarter of 2002. Adjusted EBITDA loss for the first quarter of 2003 excludes a $256.5 million gain in connection with the elimination of approximately 91% of the company's debt.

SIRIUS reported net income applicable to common stockholders of $51.9 million, or $0.16 per share, for the first quarter of 2003, compared with a net loss applicable to common stockholders of $(90.1) million, or $(1.22) per share, for the first quarter of 2002. Included in net income applicable to common stockholders for the first quarter of 2003 was a $256.5 million gain in connection with the elimination of approximately 91% of the company's debt and a deemed dividend of $79.5 million associated with the elimination of 100% of its convertible preferred stock.

For the quarter ended March 31, 2003, average monthly revenue per subscriber, or ARPU, was approximately $10.94, including the effect of mail-in rebates.

(Selected Balance Sheet Data and Statement of Operations follow).

SIRIUS defines Adjusted EBITDA loss as net loss before interest and investment income, interest expense, depreciation expense and debt restructuring. Our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies in our industry. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. We have raised and invested large amounts of capital to fund the completion of our system; as a result, our results of operations include significant charges for depreciation and interest expense. In addition, we have recognized a gain associated with the restructuring of our debt. Adjusted EBITDA, which excludes these items, provides a basis to measure our operating performance, apart from the expenses associated with our physical plant or capital structure. Adjusted EBITDA should not be considered in isolation or as a substitute for operating loss, cash flow from operating activities or other measures of performance defined by accounting principles generally accepted in the United States. A reconciliation of Adjusted EBITDA loss is presented on the attachment.

SIRIUS defines average monthly revenue per subscriber ("ARPU") as the total earned subscription revenue and activation revenue over the daily weighted average number of subscribers for the period. ARPU is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States.

SIRIUS Satellite Radio Inc.
Financial Highlights
(In thousands, except per share and subscriber data)

                                                                     (Unaudited)

                                                          For the Quarter Ended
                                                                March 31,
                                                          ---------------------
                                                            2003         2002
                                                          ---------    --------
Statement of Operations:
Subscriber revenue, net of rebates                        $   1,554    $      4
Advertising revenue, net of agency fees                          17          29
Other revenue                                                    20          --
                                                          ---------    --------
      Total revenue                                           1,591          33
                                                          ---------    --------
Operating expenses:
   Cost of services:
      Satellite and transmission                              7,867       8,757
      Programming and content                                 6,574       3,783
      Customer service and billing                            2,202       1,842
   Sales and marketing                                       45,340      15,659
   General and administrative                                 9,094       7,540
   Research and development                                   4,983       7,713
   Depreciation expense                                      24,100      14,481
   Non-cash stock compensation                                  559      (9,024)
                                                          ---------    --------
      Total operating expenses                              100,719      50,751
                                                          ---------    --------

Loss from operations                                        (99,128)    (50,718)

Other income (expense):
   Debt restructuring                                       256,538          --
   Interest and investment income                             1,343       2,000
   Interest expense                                         (18,665)    (30,193)
                                                          ---------    --------
Total other expense                                         239,216     (28,193)

Net income (loss)                                           140,088     (78,911)

Preferred stock dividends                                    (8,574)    (11,042)
Preferred stock deemed dividends                            (79,634)       (171)
                                                          ---------    --------
Net income (loss) applicable to common stockholders       $  51,880    $(90,124)
                                                          =========    ========
Net income (loss) per share applicable to common
   stockholders:
      Basic                                               $    0.16    $  (1.22)
                                                          =========    ========
      Diluted                                             $    0.16    $  (1.22)
                                                          =========    ========

Weighted average common shares outstanding:
      Basic                                                 327,785      73,861
      Diluted                                               327,872      73,861

Reconciliation of net income (loss) to Adjusted EBITDA:
   Net income (loss) as reported                            140,088     (78,911)
   Add back non-EBITDA items included in net loss:
      Depreciation expense                                   24,100      14,481
      Interest and investment income                         (1,343)     (2,000)
      Interest expense                                       18,665      30,193
      Debt restructuring                                   (256,538)         --
                                                          ---------    --------
   Adjusted EBITDA                                        $ (75,028)   $(36,237)
                                                          ---------    --------

                                                       March 31,   December 31,
                                                         2003         2002
                                                      ----------   ------------
Select Balance Sheet Data:
Cash, cash equivalents and marketable securities      $  289,742    $  173,702
Restricted investments                                     7,200         7,200
Working capital                                          263,268       151,289
Total assets                                           1,420,985     1,340,940
Long-term debt, net of current portion                    58,205       670,357
Accrued interest, net of current portion                      --        46,914
Total liabilities                                        117,744       772,941
Convertible preferred stock                                   --       531,153
Accumulated deficit                                     (787,391)     (927,479)
Stockholders' equity                                   1,303,241        36,846

Other Data:
   Subscribers (end of period)                            68,059           412

About SIRIUS

SIRIUS is the only satellite radio service bringing listeners more than 100 streams of the best music and entertainment coast-to-coast. SIRIUS offers 60 music streams with no commercials, along with over 40 world-class sports, news and entertainment streams for a monthly subscription fee of only $12.95, with greater savings for upfront payments of multiple months or a year or more. Stream Jockeys create and deliver uncompromised music in virtually every genre to our listeners 24 hours a day. Satellite radio products bringing SIRIUS to listeners in the car, truck, home, RV and boat are manufactured by Kenwood, Panasonic, Clarion and Audiovox, and are available at major retailers including Circuit City, Best Buy, Car Toys, Good Guys, Tweeter, Ultimate Electronics, Sears and Crutchfield. SIRIUS is the leading OEM satellite radio provider, with exclusive partnerships with DaimlerChrysler, Ford and BMW. Automotive brands currently offering SIRIUS radios in select new car models include BMW, MINI, Chrysler, Dodge, Jeep'r', Nissan, Infiniti and Mazda. Automotive brands that have announced plans to offer SIRIUS in select models include Ford, Lincoln, Mercury, Mercedes-Benz, Jaguar, Volvo, Audi, Volkswagen, Land Rover and Aston Martin.

Click on www.SIRIUS.com to listen to SIRIUS live, or to find a SIRIUS retailer or car dealer in your area.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. Among the key factors that have a direct bearing on our results of operations are: our need for substantial additional funds before the second quarter of 2004; our dependence upon third parties to manufacture, distribute, market and sell SIRIUS radios and components for those radios; the unproven market for our service; our competitive position and any events which affect the useful life of our satellites.

Contacts:
SIRIUS
Jim Collins                     Cheryl Cramer
Media and Investor Relations    Investor Relations
212-901-6422                    212-901-6466
jcollins@SIRIUSradio.com        ccramer@SIRIUSradio.com

Thomas Meyer
Media Relations
310-578-0425
Thomas.meyer@pr21.com


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